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                                                                     EXHIBIT 3.8


             [Restated electronically for SEC filing purposes only]

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          GAYLORD CREATIVE GROUP, INC.

         FIRST: The name of the corporation is Gaylord Creative Group, Inc.

         SECOND: The address of the registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle 19805. The name of its registered agent at such office is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is one thousand (1,000) having a par value of one cent ($.01) per share. All such shares are of one class and are shares of Common Stock.

         FIFTH: The stockholders of the Corporation shall have preemptive rights.

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: The Corporation shall indemnify its officers and directors to the fullest extent permitted by law.

         EIGHTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived any improper personal benefits.

         NINTH: The name and address of the incorporator of the corporation is Peter C. Rousos, One Gaylord Drive, Nashville, Tennessee 37214.

         IN WITNESS WHEREOF, the under signed has executed this Certificate of Incorporation on this the 20th day of December, 1996.


                                         /s/ Peter C. Rousos
                                         -----------------------------------
                                         Peter C. Rousos, Incorporator